FAX NEWS RELEASE

For further information:
The Manitowoc Company, Inc.	Timothy M. Wood	Steven C. Khail
P.O. Box 66 ◆ Manitowoc WI 54221-0066	Vice President	Director of Investor Relations
Telephone: 920-684-4410 ◆ Telefax: 920-652-9778	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1767	Direct Dial: 920-652-1713
	Email: twood@manitowoc.com	Email: skhail@manitowoc.com

NEWS for Immediate Release

UNION EMPLOYEES AT MARINETTE MARINE
VOTE IN FAVOR OF WORK STOPPAGE

Workers reject bargaining committee recommendation to accept four-year labor agreement

MANITOWOC, WI - February 5, 2003 - The Manitowoc Company, Inc., (NYSE: MTW) announced today that approximately 700 employees at its Marinette Marine subsidiary have voted against the recommendation of the union's bargaining committee and have rejected a four-year labor agreement offered by the company. The shipyard workers, who are represented by Boilermaker Union Local 696, initiated a work stoppage at midnight on January 21, 2003. For unspecified reasons, the union's bargaining committee did not present the company's final offer to its members prior to the January 21 work stoppage.

Following a series of meetings with federal mediators, the union's bargaining committee presented a number of modifications to the company's proposed final offer. The union's bargaining committee stated that it would recommend the modified offer to its membership for immediate ratification. The company informed the union that it would accept the bargaining committee's proposal if ratified, but if the proposal was rejected the company would revert to its final offer as presented on January 21.

No further talks have been scheduled between the union bargaining committee and the company. Marinette Marine is continuing to operate with management personnel.

About The Manitowoc Company

The Manitowoc Company, Inc. is the world's largest provider of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, boom trucks, and aerial work platforms. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the maritime industry.

For further information:
Thomas G. Musial
Senior Vice President
Human Resources & Administration
920-652-1738